Exhibit 99.1


Liquid Audio, Inc. Receives Notification from Nasdaq of Delisting of Stock

   NEW YORK, June 6 /PRNewswire-FirstCall/ -- Liquid Audio, Inc. announced today that, because the closing price of the Company's common stock has been below $1.00 per share for 30 consecutive trading days and the Company does not presently conduct an operating business, the Company's common stock has ceased to meet the requirements for continued listing on The Nasdaq National Market and will no longer be listed. The Company expects that, following delisting, its common stock may trade in the over-the-counter market. The Company withdrew its previously announced request for a hearing regarding continued listing because of, among other things, the uncertainty that the Company would be able to consummate the acquisition of an operating business within the next 60 days. The options under consideration by the Company going forward include business combinations with other operating companies. The Company has not yet identified any such opportunities and there can be no assurance that even if the Company is able to identify any such opportunities it will be able to successfully consummate a transaction.

SOURCE  Liquid Audio, Inc.
06/06/2003
/CONTACT:  Mel Brunt, +1-212-974-5730, for Liquid Audio, Inc.
(LQID.PK)